Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

VERIZON COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $.10 per share	457(c) and 457(h)	40,000,000	$39.68	$1,587,200,000	$147.60 per $1 million	$234,270.72

Total Offering Amounts							$234,270.72

Total Fee Offsets							—

Net Fee Due							$234,270.72

(1)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the interests in the Plan. This registration statement also relates to an indeterminate number of shares of Verizon Communications Inc., a Delaware corporation (“Verizon”), common stock, par value $0.10 per share (the “Common Stock”), that may be issued as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Estimated pursuant to paragraph (c) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for a share of Common Stock on February 9, 2024, as reported on the New York Stock Exchange.